Exhibit (j)

4601 DTC BOULEVARD ● SUITE 700
DENVER, COLORADO 80237
TELEPHONE: (303) 753-1959

FAX: (303) 753-0338
www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our Firm as the Fund’s “independent registered public accounting firm” in the Prospectus and the Statement of Additional Information of ROC ETF (a “Fund”).

Denver, Colorado

March 18, 2022